LETTER OF CONSENT
TO:     Ivanhoe Energy Inc.
Dear Sir:
We hereby consent to the inclusion of the Form 10-K of Ivanhoe Energy Inc. for 2005, of our report dated January 27, 2006 on oil and gas reserves of Ivanhoe Energy Inc. and its subsidiaries.
Yours very truly,
GLJ PETROLEUM CONSULTANTS LTD.
“ORIGINALLY SIGNED BY”
Bryan M. Joa, P. Eng.
Vice-President
Dated:     February 14, 2006
Calgary, Alberta
CANADA